Exhibit 99.01

OG&E, GRDA and OMPA complete Redbud acquisition

OKLAHOMA CITY – OG&E today announced that the company, along with the Grand River Dam Authority (GRDA) and the Oklahoma Municipal Power Authority (OMPA), has completed its acquisition of the Redbud power plant near Luther.

OG&E acquired a 51 percent interest in the 1,230-megawatt Redbud plant for a purchase price of about $434.5 million and will operate the plant on behalf of GRDA (acquiring a 36 percent stake) and OMPA (13 percent).

Redbud, a combined-cycle plant in service since 2004, operates more efficiently than some of the older units in the OG&E generating fleet. The newer Redbud plant is also capable of ramping its production quickly up and down, an important characteristic which allows OG&E to maximize the benefits from inexpensive, but less predictable wind generation.

OG&E, a subsidiary of Oklahoma City-based OGE Energy Corp. (NYSE: OGE) serves more than 765,000 retail customers in a service area spanning 30,000 square miles in Oklahoma and western Arkansas, plus a number of wholesale customers throughout the region. With Redbud, OG&E will have more than 6,800 megawatts of generating capacity from nine power plants, fueled by natural gas and western coal. OG&E has 170 megawatts of capacity from wind generation. With recent OCC approval of the company’s renewable energy plan, OG&E is working to increase its wind power capability to 770 megawatts in the next four to five years.